Exhibit 99.1
NEWS RELEASE
CONTACTS:
Amin Khalifa, Chief Financial Officer
IRIS International, Inc.
818-527-7323
   -or-
Lynn Pieper, Westwicke Partners
415-202-5678
lynn.pieper@westwicke.com
IRIS INTERNATIONAL ANNOUNCES SECOND QUARTER 2011
REVENUE AND FINANCIAL RESULTS
•	Record revenue of $30.2 million; 13% growth over Q2 2010

•	Gross margin of 52% in Q2 2011

•	Net loss of $0.3 million or diluted ($0.02) per share, which includes Arista net loss of $2.1 million or ($0.11) per share
CHATSWORTH, Calif., August 3, 2011 — IRIS International, Inc. (NASDAQ: IRIS), a leading manufacturer of automated in-vitro diagnostics systems and consumables, and a provider of high value personalized diagnostics testing services through its CLIA certified molecular diagnostics laboratory, today announced financial results for the second quarter ended June 30, 2011.
Second Quarter 2011 Performance Highlights
•	Achieved revenue of $30.2 million for the second quarter ended June 30, 2011, representing 13% growth over Q2 2010 and sequential growth of 12% over Q1 2011.
•	Iris Diagnostic Division (IDD) instrument sales of $9.1 million represented 23% growth over Q2 2010, driven primarily by strong domestic sales of both iChem®VELOCITY® and iRICELL® workstations.

•	IDD consumables and service revenue of $17.3 million in Q2 2011 represented 13% growth over Q2 2010 and accounted for 57% of sales in the quarter.
•	Realized solid gross margin of 52% for the second quarter 2011. Excluding the impact from the Personalized Medicine segment, our consolidated gross margin was 54%, same as the prior year period.

•
The net loss for Q2 2011 was $0.3 million, versus net income of $0.6 million in Q2 2010. Diluted EPS was ($0.02) in Q2 2011 versus diluted EPS of $0.03 in Q2 2010. Net results for Q2 2011 reflect the dilutive nature of Arista’s loss from operations of $2.1 million, or $0.11 per share.

•	Submitted all information and software validation data requested by the FDA for the 510(k) application in process for our post-prostatectomy prognostic cancer test, NADiA® ProsVue™.

•	Achieved significant milestone with 3GEMS Hematology research program demonstrating the ability to perform an image-based five-part white cell differential analysis with high accuracy and precision.
“We are pleased to announce our second quarter results with record revenue reflecting strong growth in our diagnostics business. The increase in instrument sales was primarily driven by strong domestic demand for our iRICELL urinalysis workstation, following FDA clearance of our iChemVELOCITY late in the first quarter,” stated César M. García, Chairman, President and Chief Executive Officer of IRIS International. “The iChemVELOCITY clearance also enabled us to introduce the iRICELL 1500 in the US, which integrates the iChemVELOCITY automated chemistry analyzer with the iQ®200 SELECT, allowing us to further penetrate the U.S. market by addressing the needs of approximately 2,000 laboratories performing lower daily volume than laboratories targeted with our iQ200 Elite and iRICELL 2000 products,” he added.
“We are also pleased to announce we have submitted a full response to the FDA’s latest request for additional information for NADiA ProsVue, a prostate cancer prognostic test, which is pending 510(k) clearance. NADiA ProsVue consists of an assay plus our proprietary software to perform and control the prognostic determination of post-prostatectomy patients with low risk of cancer recurrence,” Mr. García said.
Second Quarter 2011 Financial Results
Consolidated revenues of $30.2 million for Q2 2011 represented growth of 13% versus Q2 2010 consolidated revenues of $26.7 million. For the second quarter ended June 30, 2011, IDD business unit sales increased 16% year over year to $26.4 million as compared to $22.7 million in the prior year period, driven by strong growth in domestic instrument sales of iRICELL workstations and iChemVELOCITY chemistry analyzers. Revenue at the Iris Sample Processing Division decreased 7% to $3.7 million for Q2 2011, when compared with revenue of $4.0 million in Q2 2010. The decrease was primarily attributable to lower instrument sales to several of our OEM partners, partially offset by higher sales to our North American distributors. Arista realized revenue of $104,000 in Q2 2011 compared to $63,000 in the Q1 2011.
Consolidated gross margin was 52% for the second quarter 2011 and 54% excluding the impact from the Arista segment, same as the prior year period. IDD instrument gross margin improved to 44% for Q2 2011 versus 37% reported in Q2 2010, the increase primarily driven by strong instrument revenues in the U.S. and efficiency improvements related to higher production volume of iChemVELOCITY and related consumables. IDD consumables and service gross margin was 58% for Q2 2011, as compared to 62% in the year ago period, the decrease primarily resulting from higher costs of Japanese sourced chemistry strips due to the appreciation of the Yen versus a year ago and an increase in service personnel to support our increasing installed base of instruments.
The net loss for Q2 2011 was $0.3 million, versus net income of $0.6 million in Q2 2010. The effective tax rate for the second quarter was 4% compared with 32% for the second quarter of 2010. The lower tax rate reflects the effects of lower income due to losses in Arista, which augments the positive impact of research and development tax credits and other non-taxable items. Diluted EPS was ($0.02) in Q2 2011 versus diluted EPS of $0.03 in Q2 2010. Net results for Q2 2011 reflect the dilutive nature of Arista’s loss from operations of $2.1 million, or $0.11 per share.
The Company’s balance sheet remains strong with cash of $20.8 million and no debt at June 30, 2011.

2011 Company Outlook
The company reaffirms full year 2011 financial guidance of revenue of $117 — $123 million, representing 10-15% growth over 2010; and EPS guidance of $0.19 — $0.21. The company now expects Arista to contribute $0.5 — $1 million to 2011 revenue versus previous expectations of $2 — $3 million. However, the dilutive impact of $0.25 — $0.30 related to Arista Molecular remains unchanged, which is included in the EPS guidance.
Full year 2011 guidance does not include any revenue or corresponding expenses relating to the commercial initiation of NADiA ProsVue. R&D expense is expected to be approximately 14% of revenues.
Conference Call
IRIS International will host a conference call today at 4:30 p.m. Eastern time, 1:30 p.m. Pacific time. To participate, dial 1-877-870-9220 approximately 10 minutes before the conference call is scheduled to begin. Hold for the operator and reference the IRIS International conference call. International callers should dial 973-638-3437. The conference call may also be accessed by means of a live audio webcast on our website at http://proiris.com. The conference web cast will be archived and available for replay for 30 days from the date of the broadcast.
About IRIS International, Inc.
IRIS International, Inc. is a leading global in vitro diagnostics company focused on products that analyze particles and living cell forms and structures, or morphology of a variety of body fluids. The Company’s products leverage its strengths in flow imaging technology, particle recognition and automation to bring efficiency to hospital and commercial laboratories. The initial applications for its technology have been in the urinalysis market and the Company is the leading worldwide provider of automated urine microscopy and chemistry systems, with an installed base of more than 3,200 systems in more than 50 countries. The Company is expanding its core imaging and morphology expertise into related markets and is developing applications in hematology and body fluids. In addition, the Company recently acquired a high complexity CLIA-certified molecular pathology laboratory offering differentiated, high value molecular diagnostic services in the rapidly growing field of personalized medicine. The laboratory provides a direct commercial channel for the Company’s NADiA® ultra-sensitive nucleic acid detection immunoassay platform, with applications in oncology and infectious disease. For more information, please visit www.proiris.com.
Safe Harbor Provision
This press release contains forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, the Company’s views on future financial performance, market growth, capital requirements, regulatory developments, new product introductions and acquisitions, and are generally identified by phrases such as “thinks,” “anticipates,” “believes,” “estimates,” “expects,” “intends,” ,“plans,” and similar words. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statement. These statements are based upon, among other things, assumptions made by, and information currently available to, management, including management’s own knowledge and assessment of the Company’s industry, R&D initiatives, competition and capital requirements. Other factors and uncertainties that could affect the Company’s forward-looking statements include, among other things, the following: identification of feasible new product initiatives, management of R&D efforts and the resulting successful development of new products and product platforms; obtaining regulatory approvals for new and enhanced products; acceptance by customers of the Company’s products; integration of acquired businesses; substantial expansion of international sales; reliance on key suppliers; the potential need for changes in long-term strategy in response to future developments; future advances in diagnostic testing methods and procedures; potential changes in government regulations and healthcare policies, both of which could adversely affect the economics of the diagnostic testing procedures automated by the Company’s products; rapid technological change in the microelectronics and software industries; and competitive factors, including pricing pressures and the introduction by others of new products with similar or better functionality than our products. These and other risks are more fully described in the Company’s filings with the Securities and Exchange Commission, including the Company’s most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which should be read in conjunction herewith for a further discussion of important factors that could cause actual results to differ materially from those in the forward-looking statements. The financial results presented in this press release are subject to change pending the filing of the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2011. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
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IRIS INTERNATIONAL, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)

	June 30,	December 31,
	2011	2010
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$20,835	$25,531
Accounts receivable, net	23,290	20,733
Inventories	13,410	10,310
Prepaid expenses and other current assets	1,663	1,661
Investment in sales-type leases, current portion	3,944	3,578
Deferred tax asset	4,009	3,135

Total current assets	67,151	64,948

Property and equipment, net	15,042	12,035
Goodwill	3,911	3,957
Intangible assets, net	9,087	9,345
Software development costs, net	2,317	2,637
Deferred tax asset	1,739	2,615
Investment in sales-type leases, non-current portion	11,423	10,002
Other assets	1,213	1,070

Total assets	$111,883	$106,609

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$9,674	$5,795
Accrued expenses	7,378	7,513
Deferred service contract revenue, current portion	3,779	3,205

Total current liabilities	20,831	16,513
Deferred service contract revenue, non-current portion	49	71
Other long term liabilities	122	1,374

Total liabilities	21,002	17,958

Commitments and contingencies

Stockholders’ equity:
Common stock	179	178
Preferred stock	—	—
Additional paid-in capital	91,698	89,703
Other comprehensive income	195	140
Accumulated deficit	(1,191)	(1,370)

Total stockholders’ equity	90,881	88,651

Total liabilities and stockholders’ equity	$111,883	$106,609

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IRIS INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited — in thousands, except per share data)

	For the three months		For the six months
	ended June 30,		ended June 30,
	2011	2010	2011	2010

Revenues
IDD instruments	$9,087	$7,412	$15,624	$15,301
IDD consumables and service	17,288	15,325	34,032	29,716
Sample processing instruments and supplies	3,686	3,951	7,280	7,651
Personalized medicine	104	—	168

Total revenues	30,165	26,688	57,104	52,668

Cost of goods sold
IDD instruments	5,097	4,679	9,362	9,747
IDD consumable and service	7,191	5,787	14,567	11,742
Sample processing instruments and supplies	1,682	1,727	3,351	3,430
Personalized medicine	542	—	1,064

Total cost of goods sold	14,512	12,193	28,344	24,919

Gross profit	15,653	14,495	28,760	27,749

Marketing and selling	5,964	4,769	11,935	9,196
General and administrative	5,838	4,623	10,640	8,360
Research and development, net	4,504	3,845	8,139	7,533
Gain on revaluation of contingent consideration	—	—	(1,225)	—

Total operating expenses	16,306	13,237	29,489	25,089

Operating income (loss)	(653)	1,258	(729)	2,660

Other income (expense):
Interest income	272	279	549	516
Interest expense	(4)	(2)	(6)	(5)
Other income (expense)	28	(616)	414	(673)

Income (loss) before provision for income taxes	(357)	919	228	2,498

Provision for income taxes	(13)	295	49	832

Net income (loss)	$(344)	$624	$179	$1,666

Net income (loss) per share — basic	$(0.02)	$0.03	$0.01	$0.09

Net income (loss) per share — diluted	$(0.02)	0.03	$0.01	$0.09

Weighted average shares outstanding — basic	17,764	17,991	17,753	17,959

Weighted average shares outstanding — diluted	17,764	18,094	17,829	18,079

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IRIS INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited — in thousands)

	For the six months
	ended June 30,
	2011	2010
Cash flows from operating activities:

Net income	$179	$1,666
Adjustments to reconcile net income to net cash provided by operating activities:
Loss on disposal of fixed assets	13	—
Gain on foreign currency remeasurement of intercompany balances	(397)	—
Gain on revaluation of contingent consideration	(1,225)	—
Deferred taxes	(233)	—
Tax benefit from stock option exercises	(64)	—
Depreciation and amortization	2,599	1,980
Common stock and stock based compensation	2,354	2,210
Changes in operating assets and liabilities:
Accounts receivable	(2,380)	(412)
Inventories	(3,013)	(2,241)
Prepaid expenses and other current assets	(129)	(814)
Investment in sales-type leases	(1,743)	(1,547)
Accounts payable	3,859	3,037
Accrued expenses	(119)	707
Deferred service contract revenue	460	746
Other liabilities	(28)	—

Net cash provided by operating activities	133	5,332

Cash flows from investing activities:
Purchase of assets from European distributor	—	(660)
Increase in notes receivable	—	(450)
Refund on acquisition of business	46	—
Acquisition of property and equipment .	(4,826)	(665)
Software development costs capitalized	(116)	(380)

Net cash used in investing activities	(4,896)	(2,155)

Cash flows from financing activities:
Issuance of common stock and warrants for cash	49	28
Settlement on restricted stock tax withholding	(171)	(181)
Tax benefit from stock option exercises	64	—

Net cash used in financing activities	(58)	(153)

Effect of exchange rate changes on cash and cash equivalents	125	(251)

Net increase (decrease) in cash and cash equivalents	(4,696)	2,773
Cash and cash equivalents at beginning of period	25,531	34,253

Cash and cash equivalents at end of period	$20,835	$37,026

Supplemental schedule of non-cash financing activities:
During the six months ended June 30, 2011, the Company disposed of property and equipment with a cost and accumulated depreciation of $259 and $246, respectively.
Supplemental disclosure of cash flow information:
Cash paid for income taxes	$1,137	$1,606
Cash paid for interest	$6	$5
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